Prospectus Supplement No. 3 (to prospectus dated May 26, 2021)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-256518

DIGITAL MEDIA SOLUTIONS, INC.
3,436,767 Shares of Class A Common Stock

This prospectus supplement relates to the prospectus dated May 26, 2021, as supplemented thereafter (the “Prospectus”), related to the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of up to 3,436,767 shares of its Class A common stock, par value $0.0001 per share (“Class A Common Stock”) of Digital Media Solutions, Inc., a Delaware corporation (“DMS”).
This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information contained in DMS’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2021, which is attached to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
The Class A Common Stock and DMS warrants are traded on the New York Stock Exchange under the symbols “DMS” and “DMS WS,” respectively.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and in any applicable prospectus supplement.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 16, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________________________________________
FORM 8-K
__________________________________________________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 16, 2021

__________________________________________________________________________
Digital Media Solutions, Inc.
(Exact name of Registrant as specified in its charter)
__________________________________________________________________________

Delaware	001-38393	98-1399727
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 140th Avenue N., Suite 101 Clearwater, Florida	33762
(Address of principal executive offices)	(Zip Code)

(877) 236-8632
(Registrant’s telephone number, including area code)
__________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	DMS	New York Stock Exchange
Redeemable warrants to acquire Class A common stock	DMS WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On August 16, 2021, Digital Media Solutions, Inc. (“DMS”) issued a press release announcing that it will initiate a process to evaluate potential strategic alternatives to maximize shareholder value. DMS intends to evaluate a full range of strategic, operational and financial alternatives. A copy of the press release is being furnished to the Securities and Exchange Commission (the “SEC”) pursuant to Item 8.01 (Other Events) of Form 8-K and is attached hereto as Exhibit 99.1.

Forward-Looking Statements

This report includes “forward-looking statements’’ within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. DMS’s actual results may differ from its expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements include statements regarding the exploration of strategic alternatives and whether those strategic alternatives could maximize shareholder value. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside DMS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the possibility that DMS may not be able to realize higher value for its business through a strategic alternative and therefore retains its current corporate and business structure; (2) the possibility that DMS may decide not to undertake a strategic alternative following the review of strategic alternatives or that it is not able to consummate any proposed strategic alternative resulting from the review due to, among other things, market, regulatory and other factors; (3) the potential for disruption to DMS’s business, including, among other things, with respect to attracting and retaining key personnel, resulting from the review of strategic alternatives or the undertaking of any strategic alternative following the review; (4) any potential adverse effects on DMS’s stock price resulting from the announcement of the process to review potential strategic alternatives or the results of that review; and (5) with regard to the prospects and potential opportunities for, and DMS’s ability to enhance the value of its business through, a strategic alternative, the uncertainties and variables inherent in business, operating and financial performance, including, among other things, competitive and regulatory developments and general economic, political, business, industry, regulatory and market conditions. Other risks and uncertainties are set forth in DMS’s filings with the SEC, including those under “Risk Factors” in DMS’s Annual Report on Form 10-K/A and its subsequent filings with the SEC. There may be additional risks that we consider immaterial or which are unknown, and it is not possible to predict or identify all such risks. DMS cautions that the foregoing list of factors is not exclusive. DMS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. DMS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Exhibit Number	Description

99.1	Press Release dated August 16, 2021.
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2021

Digital Media Solutions, Inc.

/s/ Vasundara Srenivas
Name:	Vasundara Srenivas
Title:	Chief Financial Officer